Exhibit 99.1

PACKAGING CORPORATION OF AMERICA ANNOUNCES AGREEMENT TO PURCHASE GREIF CONTAINERBOARD BUSINESS

Lake Forest, IL, July 1, 2025 – Packaging Corporation of America (NYSE: PKG) today announced that it has entered into a definitive agreement to purchase the containerboard business of Greif, Inc. for $1.8 billion in cash. The transaction is expected to close by the end of PCA’s third quarter, subject to certain customary conditions and regulatory approvals.

The Greif containerboard business includes two containerboard mills with approximately 800,000 tons of production capacity and eight sheet feeder and corrugated plants located across the United States. The business generated approximately $1.2 billion in sales and $212 million of earnings before interest, taxes, depreciation and amortization (EBITDA) for the 12 months ended April 30, 2025 (the LTM period).

Synergies are estimated to generate pre-tax benefits of approximately $60 million and are expected to be fully realized within two years after closing. The synergies are projected to come from improved operational and production capabilities and efficiencies at the mills, increased integration, mill grade optimization and lower transportation costs. Approximately one half of the benefits are expected by the end of the first year with the remainder being received by the end of the second year.

The purchase price represents a multiple of 8.5X LTM EBITDA and, with $60 million in benefits from synergies, the purchase price represents a multiple of 6.6X LTM EBITDA. The acquisition is expected to be accretive to earnings immediately.

PCA is expected to finance the transaction with $1.5 billion of new debt and cash on hand. PCA’s pro forma leverage ratio (net debt to EBITDA) will be approximately 1.7X after completion of the transaction.

PCA CEO Mark Kowlzan said, “This acquisition furthers PCA’s profitable growth strategy. The mills nicely complement PCA’s system and will provide containerboard to support PCA’s continued corrugated products growth. We expect to achieve significant synergies with minimal capital investment through our operational expertise and will identify even more opportunities within the combined system for future high return investments to grow with our corrugated and sheet feeder customers. We will continue to generate significant cash flows and value for our shareholders.”

PCA President Tom Hassfurther added, “We have a great deal of respect for Greif and are very pleased to have reached agreement to acquire this business. Greif’s people have developed deep and lasting relationships with their customers, who we look forward to serving with Greif’s well capitalized facilities. It is a very strong cultural fit with us in terms of safety, innovation, growth and dedication to serving the needs of customers. We will apply the sales, customer service and operational expertise of the combined organization to even better serve our corrugated and sheet feeder customers and achieve additional growth and profitability.”

BofA Securities provided financial advice to PCA and provided committed financing for the transaction.

PCA is the third largest producer of containerboard products and a leading producer of uncoated freesheet paper in North America. PCA operates eight mills and 86 corrugated products plants and related facilities.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, expected benefits from the acquisition, the timing of completion of the acquisition, our expectations regarding financing and our leverage, our industry and our business strategy. Statements that contain words such as “will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; conditions in the paper and packaging industries, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.